Exhibit 10.1

Execution Version

March 13, 2025

Steven Udvar-Házy

Dear Steven:

The purpose of this letter agreement (this “Agreement”) is to confirm the terms of your retirement from employment with Air Lease Corporation (the “Company”), ALC Aircraft Limited (“ALC Ireland”), and their respective subsidiaries and Affiliates (collectively, the “Company Group”), as well as your continued service as non-executive Chairman (“Chairman”) of the Company’s Board of Directors (the “Board”).

Capitalized terms not defined herein will have the respective meanings ascribed to them in the Severance Agreement between you and the Company dated as of July 1, 2016 (the “Severance Agreement”) attached as Schedule I hereto. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by, or under common control with the relevant person or entity, where control may be management authority, equity interest, or otherwise.

1. Retirement Date.

(a) You will retire from each position of employment with the Company Group, including, without limitation, your position as Executive Chairman of the Company Group, on the date of the Company’s 2025 Annual Meeting of Stockholders (currently expected to be held on May 2, 2025) (the “Retirement Date”).

(b) Subject to Section 2(a) below, effective as of the Retirement Date, you will be deemed to have retired from any and all employment and officer positions that you hold with the Company Group, without any further action required by any party (the “Retirement”). The Company, on its own behalf, and on behalf of the other members of the Company Group, hereby accepts the Retirement as of the Retirement Date.

2. Chairman Role.

(a) In consideration of your acceptance of this Agreement, and subject to your meeting in full your obligations hereunder, including, without limitation, your obligation to execute the Releases (as defined below) and your Continuing Obligations (as defined below), and provided that your employment is not terminated for Cause and you do not resign for any reason prior to the

Retirement Date, the Board will nominate and recommend you for election as Chairman at the Company’s 2025 Annual Meeting of Stockholders to serve in a non-executive capacity until the earlier of (i) the Company’s 2026 Annual Meeting of Stockholders or (ii) your retirement from the Board following the 2025 Annual Meeting of Stockholders. The period of your service as Chairman (i.e., the period following the 2025 Annual Meeting of Stockholders) will be referred to herein as the “Non-Executive Period”. You acknowledge and agree that your role as Chairman after the Retirement Date will be in a non-executive capacity under Section 3.10 of the Company’s Bylaws.

(b) If the Company’s stockholders elect you to serve as Chairman at the Company’s 2025 Annual Meeting of Stockholders, your role during the Non-Executive Period will consist of attending and presiding over Company stockholder and Board meetings. If the Company’s stockholders do not elect you to serve as Chairman at the Company’s 2025 Annual Meeting of Stockholders, you agree to promptly retire from the Board in accordance with the Company’s Governance Guidelines.

(c) During the Non-Executive Period, you will receive the following compensation for your service on the Board, subject to the terms and conditions that generally apply to other members of the Board (the “Board Service Compensation”): (i) an annual cash retainer in the amount of $80,000 (prorated for any partial year of service); (ii) an annual grant of restricted stock units of the Company (“RSUs”) with a grant date value of $130,000; and (iii) an annual cash retainer in the amount of $50,000 for your service as Chairman (prorated for any partial year of service).

(d) Unless otherwise requested by the Board, during the Non-Executive Period, you will not perform any duties or have any responsibilities other than those described in Section 2(b) above. If, during the Non-Executive Period, the Board requests that you provide services beyond those described in Section 2(b) above in a consulting or advisory capacity (“Additional Services”), and you agree to provide such Additional Services, you will be paid for the Additional Services at the same per diem rate as other non-employee Board members for non-ordinary course Board activity (subject to the approval of the Board or the Independent Lead Director of the Board) plus reimbursement for any reasonable expenses in accordance with Company policies.

3. Final Salary and Vacation Pay. You will receive, within the time period required by law, pay for all work you performed for the Company Group through the Retirement Date, to the extent not previously paid, as well as pay, at your final base rate of pay, for any vacation days you earned but had not used as of the Retirement Date (including those accrued in connection with your employment with ALC Ireland), determined in accordance with Company Group policy and as reflected on the books of the applicable members of the Company Group. You will receive the payments described in this Section 3 regardless of whether or not you sign this Agreement.

4. Retirement Benefits. In consideration of your acceptance of this Agreement, and subject to your meeting in full your obligations hereunder, including, without limitation, your obligation to execute the Releases (as defined below) and your Continuing Obligations, and provided that your employment is not terminated for Cause and you do not resign for any reason prior to the Retirement Date, and in full consideration of any rights you may have under the Severance Agreement, that certain letter agreement between you and the Company dated as of February 14, 2023 (the “Letter Agreement”), and that certain employment agreement between you and ALC Ireland dated as of February 14, 2023 (the “Irish Employment Agreement”), the Company will pay you the following retirement pay and benefits:

(a) an amount equal to $9,230,400 (comprising two times the sum of your current annual base salary of $1,800,000 plus the average of your prior three (3) annual bonuses of $2,808,000 (2022), $3,175,200 (2023), and $2,462,400 (2024)) (the “Retirement Payments”), payable in substantially equal installments in accordance with the Company’s normal payroll practices commencing on the first payroll date following the date on which the Supplemental Release (as defined below) becomes effective and continuing until the second anniversary of the Retirement Date (the “Continuation Period”), provided that the first Retirement Payment will include a lump sum payment of any amounts that were not paid before the first payroll date following the effective date of the Supplemental Release (for the avoidance of doubt, the Company acknowledges that the Retirement Payments will continue for a period of time after the Non-Executive Period in accordance with and subject to the terms of this Agreement and such Retirement Payments shall not be terminated, forfeited or otherwise modified if an Early Full Retirement occurs under Section 9(b) or you retire from your position as Chairman, for any reason, prior to the Company’s 2026 Annual Meeting of Stockholders);

(b) subject to your valid election to continue healthcare coverage under applicable law, the Company will contribute to the premium costs and administrator fees of your (and your eligible dependents’) continuing coverage under the Company’s group health plans in which you and your eligible dependents were participating as of the Retirement Date at the same rate it contributes to your and your eligible dependents’ premium costs as of the Retirement Date until the end of the Continuation Period (the “COBRA Payments”), provided, however, that (a) if any plan pursuant to which benefits are provided is not or, prior to the expiration of the Continuation Period ceases to be, exempt from the application of Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Company is otherwise unable to continue to cover you under its group health plans (including, without limitation, under Section 2716 of the Public Health Service Act), then, in either case, the Company will pay you an amount equal to each remaining Company subsidy as currently taxable compensation in substantially equal installments over the Continuation Period (or the remaining portion thereof) (for the avoidance of doubt, the Company acknowledges that the COBRA Payments will continue for a period of time after the Non-Executive Period in accordance with and subject to the terms of this Agreement and such COBRA Payments shall not be terminated, forfeited or otherwise modified if an Early Full Retirement occurs under Section 9(b) or you retire from your position as Chairman, for any reason, prior to the Company’s 2026 Annual Meeting of Stockholders); and

(c) the Equity Consideration (as defined below).

5. Acknowledgement of Full Payment and Withholding.

(a) You acknowledge and agree that the payments provided under Sections 3 and 4 above are in complete satisfaction of any and all compensation or benefits due to you from the Company Group (except with respect to any accrued benefits owed to you under the Company’s 401(k) plan), whether for services provided to the Company, ALC Ireland, under the Severance Agreement, or otherwise, through the Retirement Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be provided to you (except accrued benefits owed to you under the Company’s 401(k) plan). Without limiting the foregoing, you and ALC Ireland acknowledge and agree that, notwithstanding anything to the contrary in the Irish Employment Agreement, this Agreement satisfies any written notice requirements imposed on you or ALC Ireland under the terms of the Irish Employment Agreement.

(b) All payments made by the Company Group under this Agreement or otherwise will be reduced by any tax or other amounts required to be withheld under applicable law and all other lawful deductions authorized by you.

6. Status of Employee Benefits, Paid Time Off, Expenses, Bonuses and Equity.

(a) Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group health plans under the federal law known as “COBRA” or similar applicable law, and except as provided in Section 4(b) above, your participation in all employee benefit plans of the Company Group as an active employee will end as of the Retirement Date, in accordance with the terms of those plans. You will not continue to earn paid time off or other similar benefits after the Retirement Date. You will receive information about your COBRA continuation rights under separate cover.

(b) Within two (2) weeks following the Retirement Date, you must submit your final expense reimbursement statement reflecting all business expenses you incurred through the Retirement Date, if any, for which you seek reimbursement, and, in accordance with Company Group policies, reasonable substantiation, and documentation for the same. The Company will reimburse you for your authorized and documented expenses within thirty (30) days of receiving such statement pursuant to its regular business practice and in all events before the last day of the calendar year following the calendar year in which the expense was incurred.

(c) In consideration of your acceptance of this Agreement, and subject to your meeting in full your obligations hereunder, including, without limitation, your obligation to execute the Releases (as defined below) and your Continuing Obligations, and provided that your employment is not terminated for Cause and you do not resign for any reason prior to the Retirement Date, and in full consideration of any rights you may have under the Severance Agreement and the Irish Employment Agreement, the Company will pay you the following bonuses (the “Bonus Opportunities”):

(i) an annual bonus for 2024 of $2,462,400, payable in RSUs consistent with past practice under the Air Lease Corporation 2023 Equity Incentive Plan (the “2023 Plan”) and pursuant to the terms and conditions set forth in the form of Bonus RSU agreement attached on Schedule III hereto, on or about March 13, 2025; and

(ii) any annual bonus earned for 2025, as determined by the Leadership, Development and Compensation Committee of the Board (the “Committee”) in its sole discretion based on actual Company performance for the entire calendar year and the individual performance factor determined for you, prorated based on the portion of the 2025 calendar year preceding the Retirement Date, and payable in a cash lump sum on or before March 15, 2026; provided that the Committee’s determination of actual Company performance (but not, for the avoidance of doubt, your individual performance factor) with respect to your annual bonus will be the same as the Committee’s determination of the Company’s performance with respect to other senior officers of the Company with annual bonuses based on the same performance criteria.

(d) You acknowledge and agree as follows:

(i) As of the date hereof, you hold the equity compensation awards set forth on Schedule II hereto (the “Equity Awards”).

(ii) Other than the Equity Awards, as of the date hereof, you do not hold any other equity compensation awards with respect to the Company or any member of the Company Group, whether under the Air Lease Corporation 2014 Equity Incentive Plan (the “2014 Plan”), the 2023 Plan, or any other plan, grant notice, award agreement, or otherwise.

(iii) Following the Retirement Date, any unvested Equity Awards will remain outstanding and continue to be subject to each applicable plan, award agreement, grant notice, terms and conditions document, and individual agreement as in effect as of the Retirement Date (the “Equity Documents”), provided that the following terms and conditions will also apply to the Equity Awards:

A. For the avoidance of doubt, you will not be deemed to incur a “termination of service”, “qualifying retirement” or “retirement” for purposes of any unvested Equity Award solely due to your retirement from the Company Group on the Retirement Date to the extent that you continue to serve on the Board following the Retirement Date; provided that, if an Early Full Retirement occurs and no Cause Event has occurred, then your Equity Awards will continue to vest as if you remained in service until the date of the Company’s 2026 Annual Meeting of Stockholders;

B. To the extent the number of vested RSUs is prorated based on your period of employment or service with the Company, your service as Executive Chairman and Chairman will be included in determining such prorated amount; provided that, if an Early Full Retirement occurs and no Cause Event has occurred, the proration period shall cease as of the date of the Company’s 2026 Annual Meeting of Stockholders;

C. To the extent the vesting of any RSU award is based on the Committee’s determination of the Company’s actual performance against performance targets, the Committee’s determination with respect to your RSUs will be the same as the Committee’s determination for performance results with respect to any RSUs held by other senior officers of the Company and any vested RSUs shall be settled in February of the calendar year following the end of the applicable performance period (or if later, the Company’s filing of its Annual Report on Form 10-K certifying the Company’s financial results for the last year of the applicable performance period);

D. Upon your full retirement from the Board (including an Early Full Retirement where no Cause Event has occurred), such retirement will be treated as (x) an “Approved Retirement” for purposes of the 2024 Bonus RSUs (as defined in Schedule II hereto) (if applicable), (y) a “Retirement” for purposes of the 2025 Bonus RSUs (as defined in Schedule II hereto), and (z) a “Termination of Service by the Company without Cause” for purposes of all of the other Equity Awards; provided any modification to the terms of such Equity Awards provided in this clause (d) shall be incorporated therein (such treatment in this clause (d), the “Equity Consideration”); and

E. Notwithstanding anything in the Equity Documents to the contrary, any RSUs that become vested in connection with your full retirement from the Board (including an Early Full Retirement where no Cause Event has occurred) shall be settled on the last day of the Restricted Period (as defined below) (or, with respect to performance-based RSUs, in February of the calendar year after the end of the applicable performance period (or if later, upon the Company’s filing of its Annual Report on Form 10-K certifying the Company’s financial results for the last year of the applicable performance period)).

(iv) Except as specifically set forth in this Section 6(d), the Equity Awards and the Equity Documents will remain unchanged and in full force and effect.

7. Continuing Obligations, Confidentiality of Agreement and Non-Disparagement.

(a) You acknowledge that you continue to be bound by your obligations under any employment or other agreement concerning confidentiality, non-solicitation, assignment of rights to intellectual property, or other post-employment obligations by and between you and any member of the Company Group, including, without limitation, the Severance Agreement, the Letter Agreement, the Irish Employment Agreement, and the Confidentiality and Non-Disclosure Agreement between you and the Company dated as of April 23, 2021 (collectively, the “Continuing Obligations”). The Continuing Obligations are incorporated herein by reference. For the avoidance of doubt, nothing in this Agreement or the Releases limits, restricts, or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires you to provide notice to the Company Group of the same).

(b) Subject to the last sentence of Section 7(a) above, until such time when this Agreement has been publicly filed with the Securities and Exchange Commission by the Company, you agree that you will not disclose this Agreement or any of its terms, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms to others until such public filing date.

(c) Subject to the last sentence of Section 7(a) above, you agree that you will never disparage any member of the Company Group, any of their respective employees, officers or directors or any of the other Releasees (as defined in Exhibit A attached hereto), their business, their management, or their products or services, and you agree you will not otherwise do or say anything that would reasonably be expected to disrupt the good morale of employees of the Company Group or harm the interests or reputation of the Company Group. The Company agrees to instruct its Chief Executive Officer (the “CEO”) and the independent members of the Board as of the Retirement Date not to disparage you. Notwithstanding the foregoing, nothing herein shall prevent you or the CEO or directors from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements. Except as otherwise required by applicable law, rule, or regulation, including, without limitation, those of the Securities and Exchange Commission and the New York Stock Exchange, the Company will not publish any press release or public statement related to you or your retirement without your prior written approval of such press release or public statement, which approval shall not be unreasonably withheld or delayed.

(d) You agree to cooperate with the Company Group hereafter with respect to all matters arising during or related to your employment, including, without limitation, cooperating fully with the Company Group in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group that relate to events or occurrences that transpired while you were employed by the Company Group or providing services to the Board. Your full cooperation in connection with such claims or actions will include, without limitation, being available to meet with counsel and other representatives or designees of the Company Group to prepare for any investigations, discovery, trial, or other matters arising in connection with any insurance claims, governmental investigation, litigation, or regulatory or other proceeding, and to act as a witness at mutually convenient times; provided that the Company will reimburse you for any reasonable expenses you incur as a result of your cooperation or participation in such matters, provided such expenses are approved by the Company in advance. You also will cooperate fully with the Company Group in connection with any investigation or review of any federal, state, or local regulatory authority to the extent such investigation or review relates to events or occurrences that transpired while you were employed by the Company Group or providing services to the Board. Further, you agree to sign and return all documents confirming the Retirement as the Company Group may reasonably require.

(e) During the Non-Executive Period and for a period of six (6) months after the date of the conclusion of your service as Chairman (including, for the avoidance of doubt, as a result of an Early Full Retirement, as defined below) (the “Restricted Period”), you agree that you will not, directly or indirectly, anywhere in the world, engage in any business activities of any nature that are competitive with those of any member of the Company Group; provided, however, the independent directors of the Board will consider in good faith any request by you for the Board’s consent to engage in any outside activity and such consent will not be unreasonably withheld or delayed. In signing this Agreement, you agree that the foregoing is necessary for the reasonable and proper protection of the Company Group. You further agree that, were you to breach this Section 7(e), the damage to the Company Group would be irreparable. You therefore agree that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants from a court of competent jurisdiction, without having to post bond, together with an award of its reasonable attorney’s fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in this Section 7(e), you further agree that the restricted period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 7(e). You and the Company further agree that, in the event that any provision of this Section 7(e) is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate pursuant to this Section 7(e).

8. Company Documents and Other Property. In signing this Agreement, you agree that you will return to the Company, on or before the Retirement Date, any and all documents, materials, and information (whether in hardcopy, on electronic media, or otherwise) related to the business of the Company Group (whether present or otherwise), and except for documents, materials, and information that you require in connection with your service as Chairman. Further, you agree that you will not retain any copy or derivation of any documents, materials, or information (whether in hardcopy, on electronic media, or otherwise) of the Company Group, except as required in connection with your service as Chairman. For the avoidance of doubt, your obligations under this Section 8 will not apply to any materials provided to you in connection with any Board meeting during the Non-Executive Period, such as board briefing books, financial information, business and operations discussions, Board agendas, and similar documents provided to the Board; provided that you will return such materials promptly following the end of the Non-Executive Period.

9. Conditions.

(a) As a condition of the opportunity to be nominated and recommended to serve as Chairman of the Board at the Company’s 2025 Annual Meeting of Stockholders, to the retirement pay and benefits described in Section 4 above, to the Bonus Opportunities, and to the opportunity to receive the Board Service Compensation, you acknowledge and agree that you are required to (i) execute this Agreement within the time period set forth below, (ii) execute the general release of claims attached hereto as Exhibit A within twenty-one (21) days following the date hereof (the “Initial Release”), (iii) execute the general post-employment release of claims attached hereto as Exhibit B by the later of seven (7) days following the Retirement Date and twenty-one (21) days following the date hereof (and in no event before the Retirement Date) (the “Supplemental Release”), and (iv) execute the general post-Board service release of claims attached hereto as Exhibit C within seven (7) days following the cessation of the Non-Executive Period (and in no event before the final day of the Non-Executive Period) (the “Final Release”, together with the Initial Release and the Supplemental Release, the “Releases”), and, in each case of (ii) - (iv), not revoke your acceptance within the time periods provided in such Release. You further agree that signed and unrevoked Releases are an express condition to your receipt and retention of the Board Service Compensation, the Bonus Opportunities, and the retirement pay and benefits described in Section 4 above.

(b) By executing this Agreement, you hereby covenant and agree to tender your resignation as a director of the Company (including, without limitation, in your capacity as Chairman) promptly upon the occurrence of an Early Full Retirement Event during the Non-Executive Period. If the independent members of the Board unanimously determine in good faith that an Early Full Retirement Event has occurred (and such Early Full Retirement Event has not been cured within the applicable time period following delivery of any required notice thereof or is not capable of being cured), the Board will so inform you in writing and you will promptly, and in any event within two (2) business days after the cure period has expired (if any), fully retire as a director of the Company by tendering your resignation, with such resignation having immediate effect upon the Board’s determination to accept such resignation (any such resignation, an “Early Full Retirement”). Any such Early Full Retirement shall be treated as your “Retirement” for purposes of your outstanding equity awards as well as any public disclosures or announcements made by the Company, unless a Cause Event exists. For purposes of this Agreement, an “Early

Full Retirement Event” means (i) you have engaged in conduct that is outside of the scope of your non-executive capacity (as determined by the independent members of the Board in good faith), such as direct involvement in operational or managerial functions of the Company Group without a written request for such conduct from the independent members of the Board; (ii) you have breached a material term of this Agreement; or (iii) the occurrence of a Cause Event; and, in the case of (i) or (ii), solely to the extent such conduct or breach is capable of cure, you have failed to cure within five (5) days after receiving written notice from the Board of an Early Full Retirement Event and a description of the underlying circumstances; provided, further, that you will not be provided with more than one (1) opportunity to cure any repeated or substantially similar conduct. For purposes of this Agreement, a “Cause Event” means (a) you have breached Section 7(c) or (e) of this Agreement or violated your Continuing Obligations; (b) you have breached your fiduciary duty to the Company; (c) you have been indicted for, or pled guilty or nolo contendere to, a felony or a crime of moral turpitude; (d) you have engaged in fraud, misappropriation, material dishonesty, or embezzlement with respect to any member of the Company Group; or (e) you have engaged in willful misconduct or gross or willful neglect in the performance of your services as Chairman. If an Early Full Retirement occurs and no Cause Event exists, your Equity Awards will continue vesting and any applicable proration period will continue until the date of the Company’s 2026 Annual Meeting of Stockholders. To the extent any employee, customer, or other party contacts you after the Retirement Date with respect to operational or managerial matters of the Company Group, you will reasonably promptly re-direct their correspondence to the CEO. You agree to provide the Board at least sixty (60) days’ written notice prior to any retirement from the Board during the Non-Executive Period (other than a retirement made pursuant to an Early Full Retirement Event), which notice period the Board may waive, in whole or in part, in its sole discretion.

10. Section 409A. It is the intent of the parties that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance thereunder (collectively, “Section 409A”) and the terms of this Agreement will be interpreted and construed in favor of complying with any applicable requirements of Section 409A as necessary in order to avoid the imposition of additional tax and interest under Section 409A, provided that nothing herein will be construed as a representation, promise, or guarantee by the Company Group as to the tax treatment of any payment or benefit that may be paid or provided pursuant to this Agreement, and in no event will the Company Group have any liability relating to a failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements will be paid to you no later than December 31 of the year following the year in which the expense was incurred. To the extent permitted under Section 409A, each payment made under this Agreement will be treated as a separate payment and any right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments. If, at the time of your separation from service, you are a “specified employee” within the meaning of Section 409A, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, will instead be paid on the date that follows the date of such separation from service by six (6) months (or upon death if earlier).

11. Miscellaneous.

(a) This Agreement constitutes the entire agreement between you and the Company Group and supersedes all prior and contemporaneous communications, agreements, and understandings, whether written or oral, with respect to your employment, its termination, and all related matters, excluding only the Continuing Obligations, the Mutual Agreement to Arbitrate between you and the Company, dated April 22, 2021 (the “Arbitration Agreement”), and the Equity Documents, all of which will remain in full force and effect in accordance with their terms.

(b) If any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, provided, however, and for the avoidance of doubt, in no event will the Company Group be required to provide payments or benefits to you pursuant to Section 4 above if all or part of the Releases is held to be invalid or unenforceable.

(c) This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and each of the independent members of the Board or their expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

(d) The obligation of the Company to make payments or provide benefits to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your meeting in full your obligations hereunder, including, without limitation, your obligation to execute and not revoke the Releases and your Continuing Obligations, your not being terminated for Cause or resigning for any reason prior to the Retirement Date.

(e) This is a Texas contract and will be governed and construed in accordance with the laws of the State of Texas, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.

(f) The Arbitration Agreement remains in full force and effect and will apply to this Agreement. To the extent, and only to the extent, permitted by the Arbitration Agreement or expressly contemplated by Section 7(e) of this Agreement, you agree that any dispute arising out of, connected with, or relating to this Agreement or your employment or other association with the Company Group, or the termination of the same, will be brought only in, and you agree to submit to the exclusive jurisdiction of, the courts of and in the State of Texas.

(g) This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by DocuSign, facsimile, electronic mail (including “pdf”), or any other means of electronic transmission complying with the U.S. federal ESIGN Act of 2000, and each of which will be deemed to be an original, but all of which together will be deemed to be one and the same instrument.

If the terms of this Agreement are acceptable to you, please sign, date, and return it to the Company by March 13, 2025. At the time you sign it, this Agreement will take effect as a legally binding agreement between you, the Company, and ALC Ireland on the basis set forth above. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely,

AIR LEASE CORPORATION

By:	/s/ Carol Forsyte
	Name:	Carol Forsyte
	Title:	Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

ALC AIRCRAFT LIMITED

By:	/s/ Carol Forsyte
	Name:	Carol Forsyte
	Title:	Director

Accepted and agreed:

Signature:	/s/ Steven Udvar-Házy
Steven Udvar-Házy

Date:	March 13, 2025

Exhibit A

General Release of Claims

For valuable consideration, as set forth in the letter agreement among you, Air Lease Corporation (the “Company”) and ALC Aircraft Limited (“ALC Ireland”) to which this Exhibit A is appended (the “Agreement”), which is conditioned on your signing this General Release of Claims (this “Initial Release”) and on your compliance with your Continuing Obligations (as defined in the Agreement), and to which you otherwise would not be entitled, and the receipt and adequacy of which you hereby acknowledge, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, hereby release and forever discharge the “Releasees” hereunder, consisting of each member of the Company Group (as defined in the Agreement), and, in such capacities, each of its respective partners, subsidiaries, associates, shareholders, Affiliates (as defined in the Agreement), successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limitation, any Claims in any way arising out of, based upon, or related to your employment or termination of employment by the Releasees, or any of them; any alleged breach of any express or implied contract of employment (including, without limitation, the Severance Agreement, the Letter Agreement and the Irish Employment Agreement (each as defined in the Agreement)); any alleged torts or other alleged legal restrictions on the Company’s or a Releasee’s right to terminate the your employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company Group, and any other federal, state, or local law, regulation or requirement. Nothing in this Initial Release is intended to limit your participation in any proceeding brought by any federal, state, or other governmental agency to the extent such participation is protected by law. Notwithstanding anything to the contrary in this Initial Release, this Initial Release shall not operate to release any rights or claims you may have to (i) to payments or benefits under the Agreement, (ii) to accrued or vested contributions under the Company’s 401(k) plan, any vested Equity Awards, or (iii) any rights you have to indemnification by the Company Group and to directors and officers liability insurance coverage.

In signing this Initial Release, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that the general release and waiver of claims set forth in this Initial Release is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Initial Release contemplates the extinguishment of any and all such Claims.

You represent and warrant that you have received payment from the Company Group of all compensation due as of the date of termination of your employment. You further represent and warrant that there has been no assignment or other transfer of any interest in any Claim which you may have against Releasees, or any of them, and you agree to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against you under this indemnity.

Nothing contained in this Initial Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, you agree that should any person or entity file or cause to be filed any such charge, civil action, suit, arbitration, or legal proceeding seeking equitable or monetary relief in connection with any aspect of your employment relationship with the Company Group or any other matter relating to the Claims released by this Initial Release, you will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding. Notwithstanding the foregoing, for the avoidance of doubt, you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Further, nothing in this Initial Release limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires you to provide notice to the Company Group of the same).

You further understand and agree that neither the payment of any sum of money nor the execution of this Initial Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to you.

This Initial Release creates legally binding obligations and the Company Group therefore advise you to consult an attorney before signing this Initial Release. In signing this Initial Release, you give the Company Group assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Initial Release, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 7(b) of the Agreement; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Initial Release. You understand that you will have seven (7) days after signing this Initial Release to revoke your signature, and that, if you intend to revoke your signature, you must do so in writing addressed and delivered to the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer prior to the end of the seven (7)-day revocation period. You understand that this Initial Release will become effective upon the eighth (8th) day following the date that you sign it, provided that you do not revoke my acceptance in accordance with the immediately preceding sentence.

This Initial Release constitutes the entire agreement between you and the Company Group and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment or other service relationship, its termination and all related matters, excluding only the Agreement, the Arbitration Agreement (as defined in the Agreement), the Continuing Obligations (as defined in the Agreement), and the Equity Documents, all of which shall remain in full force and effect in accordance with their terms. This Initial Release may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and each of the independent members of the Board or their expressly authorized designee.

Accepted and agreed:

Signature:
Steven Udvar-Házy

Date:

Exhibit B

Post-Employment General Release of Claims

For valuable consideration, as set forth in the letter agreement among you, Air Lease Corporation (the “Company”) and ALC Aircraft Limited (“ALC Ireland”) to which this Exhibit B is appended (the “Agreement”), which is conditioned on your signing this Post-Employment General Release of Claims (this “Supplemental Release”) and on your compliance with your Continuing Obligations (as defined in the Agreement), and to which you otherwise would not be entitled, and the receipt and adequacy of which you hereby acknowledge, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, hereby release and forever discharge the “Releasees” hereunder, consisting of each member of the Company Group (as defined in the Agreement), and, in such capacities, each of its respective partners, subsidiaries, associates, shareholders, Affiliates (as defined in the Agreement), successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limitation, any Claims in any way arising out of, based upon, or related to your employment or termination of employment by the Releasees, or any of them; any alleged breach of any express or implied contract of employment (including, without limitation, the Severance Agreement, the Letter Agreement and the Irish Employment Agreement (each as defined in the Agreement)); any alleged torts or other alleged legal restrictions on the Company Group’s or a Releasee’s right to terminate the your employment; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company Group, and any other federal, state, or local law, regulation or requirement. Nothing in this Supplemental Release is intended to limit your participation in any proceeding brought by any federal, state, or other governmental agency to the extent such participation is protected by law. Notwithstanding anything to the contrary in this Supplemental Release, this Supplemental Release shall not operate to release any rights or claims you may have to (i) to payments or benefits under the Agreement, (ii) to accrued or vested contributions under the Company’s 401(k) plan, any vested Equity Awards, or (iii) any rights you have to indemnification by the Company Group and to directors and officers liability insurance coverage.

In signing this Supplemental Release, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that the general release and waiver of claims set forth in this Supplemental Release is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Supplemental Release contemplates the extinguishment of any and all such Claims.

You represent and warrant that you have received payment from the Company Group of all compensation due as of the date of termination of your employment. You further represent and warrant that there has been no assignment or other transfer of any interest in any Claim which you may have against Releasees, or any of them, and you agree to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against you under this indemnity.

Nothing contained in this Supplemental Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, you agree that should any person or entity file or cause to be filed any such charge, civil action, suit, arbitration, or legal proceeding seeking equitable or monetary relief in connection with any aspect of your employment relationship with the Company Group or any other matter relating to the Claims released by this Supplemental Release, you will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding. Notwithstanding the foregoing, for the avoidance of doubt, you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Further, nothing in this Supplemental Release limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires you to provide notice to the Company Group of the same).

You further understand and agree that neither the payment of any sum of money nor the execution of this Supplemental Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to you.

You represent and warrant that, in accordance with Section 8 of the Agreement, you have returned to the Company Group any and all documents, materials, information and other property of the Company Group that you had in your possession, custody or control on the date your employment with the Company terminated, except for documents, materials and information that you require in connection with your service as Chairman and that you have retained no such property except for documents, materials and information that you require in connection with your service as Chairman. Without limiting the foregoing, you also represent and warrant that you have retained no copy of any such documents, materials, information, or property except for documents, materials, and information that you require in connection with your service as Chairman.

This Supplemental Release creates legally binding obligations and the Company Group therefore advise you to consult an attorney before signing this Supplemental Release. In signing this Supplemental Release, you give the Company Group assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Supplemental Release, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 7(b) of the Agreement; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Supplemental Release. You understand that you will have seven (7) days after signing this Supplemental Release to revoke your signature, and that, if you intend to revoke your signature, you must do so in writing addressed and delivered to the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer prior to the end of the seven (7)-day revocation period. You understand that this Supplemental Release will become effective upon the eighth (8th) day following the date that you sign it, provided that you do not revoke my acceptance in accordance with the immediately preceding sentence.

This Supplemental Release constitutes the entire agreement between you and the Company Group and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment or other service relationship, its termination and all related matters, excluding only the Agreement, the Arbitration Agreement (as defined in the Agreement), the Continuing Obligations (as defined in the Agreement), the Equity Documents, and the Initial Release attached as Exhibit A to the Agreement, all of which shall remain in full force and effect in accordance with their terms. This Supplemental Release may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and each of the independent members of the Board or their expressly authorized designee.

Accepted and agreed:

Signature:
Steven Udvar-Házy

Date:

Exhibit C

Post-Board Service General Release of Claims

For valuable consideration, as set forth in the letter agreement among you, Air Lease Corporation (the “Company”) and ALC Aircraft Limited (“ALC Ireland”) to which this Exhibit C is appended (the “Agreement”), which is conditioned on your signing this Post-Board Service General Release of Claims (this “Final Release”) and on your compliance with your Continuing Obligations (as defined in the Agreement), and to which you otherwise would not be entitled, and the receipt and adequacy of which you hereby acknowledge, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, hereby release and forever discharge the “Releasees” hereunder, consisting of each member of the Company Group (as defined in the Agreement), and, in such capacities, each of its respective partners, subsidiaries, associates, shareholders, Affiliates (as defined in the Agreement), successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which you now have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limitation, any Claims in any way arising out of, based upon, or related to your employment or other service relationship or termination of the same by the Releasees, or any of them; any alleged breach of any express or implied contract of employment (including, without limitation, the Severance Agreement, the Letter Agreement and the Irish Employment Agreement (each as defined in the Agreement)); any alleged torts or other alleged legal restrictions on the Company’s or a Releasee’s right to terminate the your employment or service relationship; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans With Disabilities Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company Group, and any other federal, state, or local law, regulation or requirement. Nothing in this Final Release is intended to limit your participation in any proceeding brought by any federal, state, or other governmental agency to the extent such participation is protected by law. Notwithstanding anything to the contrary in this Final Release, this Final Release shall not operate to release any rights or claims you may have to (i) to payments or benefits under the Agreement, (ii) to accrued or vested contributions under the Company’s 401(k) plan, any vested Equity Awards, or (iii) any rights you have to indemnification by the Company and to directors and officers liability insurance coverage.

In signing this Final Release, you expressly waive and relinquish all rights and benefits provided by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which section states as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, you expressly acknowledge that the general release and waiver of claims set forth in this Final Release is intended to include in its effect, without limitation, all Claims which you do not know or suspect to exist in your favor at the time you sign it, and that this Final Release contemplates the extinguishment of any and all such Claims.

You represent and warrant that you have received payment from the Company Group of all compensation due as of the date of termination of your service relationship. You further represent and warrant that there has been no assignment or other transfer of any interest in any Claim which you may have against Releasees, or any of them, and you agree to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against you under this indemnity.

Nothing contained in this Final Release shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, you agree that should any person or entity file or cause to be filed any such charge, civil action, suit, arbitration, or legal proceeding seeking equitable or monetary relief in connection with any aspect of your employment relationship with the Company Group or any other matter relating to the Claims released by this Final Release, you will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding. Notwithstanding the foregoing, for the avoidance of doubt, you are not waiving any right to seek and receive a financial incentive award for any information you provide to a governmental agency or entity. Further, nothing in this Final Release limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity (or requires you to provide notice to the Company Group of the same).

You further understand and agree that neither the payment of any sum of money nor the execution of this Final Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to you.

You represent and warrant that, you have returned to the Company Group any and all documents, materials, information and other property of the Company Group that you had in your possession, custody or control on the date your employment with the Company terminated, and that you have retained no such property. Without limiting the foregoing, you also represent and warrant that you have retained no copy of any such documents, materials, information, or property.

This Final Release creates legally binding obligations and the Company Group therefore advise you to consult an attorney before signing this Final Release. In signing this Final Release, you give the Company Group assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity of not less than twenty-one (21) days, before signing this Final Release, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in Section 7(b) of the Agreement; and that you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Final Release. You understand that you will have seven (7) days after signing this Final Release to revoke your signature, and that, if you intend to revoke your signature, you must do so in writing addressed and delivered to the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer prior to the end of the seven (7)-day revocation period. You understand that this Final Release will become effective upon the eighth (8th) day following the date that you sign it, provided that you do not revoke my acceptance in accordance with the immediately preceding sentence.

This Final Release constitutes the entire agreement between you and the Company Group and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment or other service relationship, its termination and all related matters, excluding only the Agreement, the Arbitration Agreement (as defined in the Agreement), the Continuing Obligations (as defined in the Agreement), the Equity Documents, the Initial Release attached as Exhibit A to the Agreement, and the Supplemental Release attached as Exhibit B to the Agreement, all of which shall remain in full force and effect in accordance with their terms. This Final Release may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and each of the independent members of the Board or their expressly authorized designee.

Accepted and agreed:

Signature:
Steven Udvar-Házy

Date:

Schedule I

Severance Agreement

[See Attached]

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT dated as of July 1, 2016 (the “Effective Date”) (the “Severance Agreement”), by and between Air Lease Corporation, a Delaware corporation with its principal place of business at 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067 (the “Company”), and Steven F. Udvar-Házy (the “Executive”).

WHEREAS the Company and the Executive were party to an Employment Agreement which expired by its terms on June 30, 2016;

WHEREAS the Company and the Executive wish to extend the severance protections set forth in the Employment Agreement, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

1. Term. Subject to the provisions of Sections 3 and 4 of this Severance Agreement, the term of this Severance Agreement shall commence as of the Effective Date and end on the third anniversary of the Effective Date (the “Term”); provided, however, the Term shall be automatically extended for an additional one-year period commencing with the third anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date thereafter (each an “Extension Date”), unless the Company or Executive provides the other party hereto at least 90 days prior written notice before the next Extension Date that the Term shall not be so extended.

2. At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment will be at-will.

3. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 3. If the Executive by virtue of ill health or other disability has been unable to perform substantially and continuously the duties assigned to him for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive twelve (12)-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive given while he is absent as a result of the disability. Upon termination of employment due to death or disability, the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive:

(a) any annual salary and other benefits earned and accrued prior to the date of termination (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of such termination, as well as an annual bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates;

(b) a prorated annual bonus with respect to the calendar year in which such termination occurs, based on actual performance, payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates; and

(c) with respect to performance-based equity awards granted during the Term, continued vesting as to the number of shares of Company common stock that would have otherwise vested had the Participant remained employed through the applicable performance period(s) based on actual Company performance, payable at such time or times as the Executive would have been entitled to payment had the Executive remained employed with the Company.

4. Certain Terminations of Employment.

4.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Severance Agreement, “Cause” shall mean the Executive’s: (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties or (iv) breach in any material respect of the terms and provisions of this Severance Agreement; provided, that, in the event of a termination of the Executive’s employment pursuant to clause (iii) or (iv), the Company shall provide the Executive with a Notice of Termination at any time not more than thirty (30) days following the occurrence of any of the events described in such clause (or, if later, the Company’s knowledge thereof), and the Executive shall have thirty (30) days following the provision of such Notice of Termination to cure the basis for termination specified in such notice; provided further, that a termination for Cause shall not be effective unless approved by a vote of the majority of the entire Board of Directors (or such other vote require pursuant to the by-laws of the Company) at a meeting duly called and held at which the Executive shall have the right to be present and be heard. A “Notice of Termination” means a written notice which (I) indicates the specific termination provision in this Severance Agreement relied upon, (II) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (III) specifies the date on which the Executive’s employment shall terminate (which date shall be not less than thirty (30) days or more than sixty (60) days after the giving of such notice).

(b) The Company may terminate the Executive’s employment for Cause pursuant to Section 4.1(a), and the Executive may terminate his employment on no less than thirty (30) days’ and no more than sixty (60) days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not covered by Section 4.2(a), (i) the Executive shall receive his annual salary and other benefits earned and accrued prior to the termination of employment (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of termination, and (ii) any annual bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates.

4.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Severance Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive,

(i) the material reduction of the Executive’s authority, duties and responsibilities, the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions with the Company; or the failure of the Executive to report directly to the Board of Directors of the Company;

(ii) a reduction in the Executive’s then current annual salary (currently $1,800,000 per annum); or

(iii) the relocation of the Executive’s office to more than thirty-five (35) miles from the Executive’s then current office location.

Notwithstanding the foregoing, (i) Good Reason (A) shall not be deemed to exist unless the Executive provides to the Company a Notice of Termination on account thereof (specifying a termination date not less than thirty (30) days and not more than sixty (60) days after the giving of such notice) no later than thirty (30) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises, and (B) shall not be deemed to exist at any time at which there exists an event or condition which could serve as the basis of a termination of the Executive’s employment for Cause; and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date such Notice of Termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

(b) The Company may terminate the Executive’s employment at any time with or without Cause, and the Executive may terminate the Executive’s employment with the Company for Good Reason pursuant to Section 4.2(a). If the Company terminates the Executive’s employment and the termination is not covered by Section 3 or 4.1, or the Executive terminates his employment for Good Reason, in each case during the Term,

(i) the Executive shall receive his annual salary and other benefits earned and accrued prior to the date of termination (and reimbursement for expenses incurred in accordance with Company policy prior to the date of termination), to be paid by the thirtieth (30th) day following the date of such termination, as well as any annual bonus earned with respect to a calendar year completed during the Term but not yet paid, to be paid by March 15 of the calendar year following the calendar year to which such bonus relates;

(ii) (A) the Executive shall receive a prorated annual bonus with respect to the calendar year in which such termination occurs, based on actual performance and payable in a lump sum by March 15 of the calendar year following the calendar year to which such bonus relates; or (B) if such termination occurs within twenty-four (24) months following a Change in Control (as defined in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan), in lieu of the benefit set forth in clause (A) of this Section 4.2(b)(ii), the Executive shall receive a prorated portion of the target annual bonus with respect to the calendar year in which such termination occurs, payable in a lump sum on the thirtieth (30th) day following the date of termination;

(iii) (A) subject to compliance with the Executive’s covenants set forth in Section 5 below, (w) the Executive shall receive an amount equal to two (2) times the sum of (a) the annual salary in effect as of the date of termination and (b) the average of the annual bonus payments received during the thirty-six (36) month period immediately prior to date of termination, such amount payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination (the “Continuation Period”); provided, however, that the payments under clause (w) of this Section 4.2(b)(iii)(A) shall be made beginning on the first regular payroll date of the Company following the date on which the Release (as defined below) becomes effective; provided that if the termination occurs within sixty (60)

days prior to the end of a calendar year, then any payments under this clause (w), that, but for this proviso, would have been made in the calendar year in which the termination occurred will be delayed and paid to the Executive in a lump sum on the Company’s first regular payroll date in the following calendar year without interest thereon, with each subsequent payment to be made as if no such delay had occurred, (x) subject to the Executive’s valid election to continue healthcare coverage under applicable law, the Executive shall receive through the end of the Continuation Period, continuing coverage under the group health plans in which the Executive was participating at the time of termination of employment; provided, however, that (a) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code under Treasury Regulation Section 1.409A-1(a)(5), or (b) the Company is otherwise unable to continue to cover the Executive under its group health plans (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive as currently taxable compensation in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof), and (y) the Company shall continue to pay the premiums for the Executive’s group term life insurance through the end of the Continuation Period; or

(B) if such termination occurs within twenty-four (24) months following a Change in Control, in lieu of the benefit set forth in clause (A) of this Section 4.2(b)(iii), (w) the Executive shall receive an amount equal to three (3) times the sum of (a) the annual salary in effect as of the date of termination and (b) the target annual bonus with respect to the calendar year in which such termination occurs, (x) the Executive shall receive a cash payment representing the COBRA costs of providing benefits under the group health plans in which the Executive was participating at the time of termination of employment for two (2) years, and (y) the Executive shall be entitled to a lump sum payment of the premiums for the Executive’s group term life insurance for a period of two (2) years, and provided that the Change in Control also constitutes a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), the amounts set forth in clauses (w) through (y) of this Section 4.2(b)(iii)(B) shall be paid in a lump sum on the thirtieth (30th) day following the date of termination, or if the Change in Control does not constitute a change in control event pursuant to Treasury Regulations Section 1.409A-3(i)(5)(v), each of such amounts set forth in clauses (w) through (y) of this Section 4.2(b)(iii)(B) shall be payable in substantially equal installments in accordance with the customary payroll practices of the Company applicable to senior executives during the period commencing on the date of termination and ending on the second anniversary of the date of termination; provided, further, that these installment payments shall be made beginning on the first regular payroll date of the Company following the date on which the Release becomes effective; provided that if the termination occurs within sixty (60) days prior to the end of a calendar year, then any payments set forth clauses (w) through (y), that, but for this proviso, would have been made in the calendar year in which the termination occurred will be delayed and paid to the Executive in a lump sum on the Company’s first regular payroll date in the following calendar year without interest thereon, with each subsequent payment to be made as if no such delay had occurred; and

(iv) subject to compliance with the Executive’s covenants set forth in Section 5 below, with respect to performance-based equity awards granted during the Term, (A) the Executive shall be entitled to pro rata vesting as to the number of shares of Company common stock that would have otherwise vested had the Executive remained employed through the end of the then current performance period based on actual Company performance, payable at such time as the Executive would have been entitled to payment had the Executive remained employed with the Company through the end of the applicable performance period; or (B) if such termination occurs within twenty-four (24) months following a Change in Control (as defined in the Air Lease Corporation 2014 Equity Incentive Plan, as amended from time to time, or any successor plan), in lieu of the benefit set forth in clause (A) of this Section 4.2(b)(iv), the Executive shall be entitled to full vesting at target level of performance for any open performance periods, payable in a lump sum on the thirtieth (30th) day following the date of termination.

Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4.2(b)(ii), 4.2(b)(iii) and 4.2(b)(iv) that the Executive execute and deliver to the Company a release of claims in substantially the form attached hereto as Exhibit A (the “Release) within twenty-one (21) days (or, if applicable, forty-five (45) days) following the date of termination of the Executive’s employment and that the Executive not revoke such release within seven (7) days following such execution and delivery.

(c) Notwithstanding clause (iii)(A) or (iii)(B) of Section 4.2(b), (i) nothing herein shall restrict the ability of the Company to amend or terminate its group health plans or programs or group life insurance plans or programs from time to time in its sole discretion, and (ii) the Company shall in no event be required to provide any group health plan benefits or group life insurance plan benefits otherwise required by such clause (iii)(A) after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

5. Covenants of the Executive.

5.1 Covenant Against Competition; Other Covenants. The Executive acknowledges that (i) the principal business of the Company (which expressly includes for purposes of this Section 5 (and any related enforcement provisions hereof), its successors and assigns) is aircraft and aviation equipment leasing (such business, and any and all other businesses that after the Effective Date, and from time to time during the Term, become material with respect to the Company’s then-overall business, herein being collectively referred to as the “Business”); (ii) the Company is one of the limited number of persons and entities who have developed such a business (the business of such a person or entity in competition with the Company, a “Competing Business”); (iii) the Company’s Business is, in part, national in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 5 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Severance Agreement but for the covenants and agreements set forth in this Section 5. Accordingly, the Executive covenants and agrees that:

(a) By and in consideration of the severance arrangements set forth herein, and further in consideration of the Executive’s exposure to the proprietary information of the Company, the Executive covenants and agrees that, during the period the Executive is employed by the Company, he shall not in the United States, directly or indirectly, (i) engage in any element of a Competing Business or otherwise compete with the Company or its affiliates, (ii) render any services to any person, corporation, partnership or other entity (other than the Company or its affiliates) engaged in any element of a Competing

Business, or (iii) become interested in any such person, corporation, partnership or other entity (other than the Company or its affiliates) as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that, notwithstanding the foregoing, the Executive may invest in securities of any entity, solely for investment purposes and without otherwise participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, (B) the Executive is not a controlling person of, or a member of a group which controls, such entity and (C) the Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of such entity.

(b) During the Executive’s employment with the Company and thereafter, the Executive shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company and its affiliates, all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates, including, without limitation, information with respect to (i) rates and expiration dates under aircraft- and aviation equipment-related leases to which the Company is a party; (ii) the number and identities of airlines leasing aircraft or aviation equipment from the Company, or otherwise making use of other services provided by the Company; (iii) the number, type, remaining useful life, and value of aircraft owned by the Company and/or its direct or indirect subsidiaries; (iv) profit or loss figures; and (v) customers, clients, suppliers, sources of supply and lists of customers and potential customers (collectively, the “Confidential Company Information”); and shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent or in the exercise of the Executive’s good faith judgement and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Severance Agreement and except to the extent necessary to comply with law or the valid order of a court or governmental agency of competent jurisdiction, in which event the Executive shall notify the Company as promptly as practicable (and prior to making such disclosure, if possible) so that the Company can seek a protective order. The Executive acknowledges that he has been informed that he has rights under 18 U.S.C. Section 1833(b) which states in part: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended by the Company to conflict with or create liability for actions taken that are permitted under 18 U.S.C. Section 1833(b).

(c) During the period the Executive is employed by the Company and ending one (1) year following the date upon which the Executive shall cease to be an employee of the Company and its affiliates (the “Restricted Period”), the Executive shall not, without the Company’s prior written consent, directly or indirectly, solicit or encourage to leave the employment or other service of the Company, or any of its affiliates, any employee or independent contractor thereof. The immediately preceding sentence does not apply in respect of general solicitations of employment, such as published advertisements not specifically directed toward employees of the Company. During the Restricted Period, the Executive will not whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates’ contracts and/or relationship with any person who during the period the Executive was employed by the Company is or was a customer or client of the Company or any of its affiliates, unless permitted by applicable law.

(d) All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof), whether visually perceptible, machine-readable or otherwise, made, produced or compiled by the Executive or made available to the Executive concerning the business of the Company or its affiliates, (i) shall at all times be the property of the Company (and, as applicable, any affiliates) and shall be delivered to the Company at any time upon its request, and (ii) upon the Executive’s termination of employment, shall be immediately returned to the Company. Notwithstanding the foregoing, the Executive may retain copies of contact information contained in his address books. The Company agrees that, if requested by Executive upon his termination of employment, the Company will cause the phone number attached to or related to the Executive’s cell phone to be transferred to the Executive.

5.2 Rights and Remedies upon Breach.

(a) The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 5.1 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Section 5.1, the Company and its affiliates shall have the following rights and remedies to the extent permitted under applicable law, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages):

(i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) the right and remedy to require the Executive to account for and pay over to the Company and its affiliates all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected affiliates.

(b) The Executive agrees that, in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 5 are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by the Executive, whether predicated on this Severance Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

6. Other Provisions.

6.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Severance Agreement, and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Severance Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Severance Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

6.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Severance Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may he, shall he reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.3 Enforceability; Jurisdiction; Arbitration.

(a) The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants set forth in Section 5 upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive any right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restricted Covenants).

(b) Any controversy or claim arising out of or relating to this Severance Agreement or the breach of this Severance Agreement (other than a controversy or claim arising under Section 5, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 5.2) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration administered by JAMS/Endispute in Los Angeles, California before a single arbitrator in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither the Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties, except as required by applicable law or in connection with the last sentence of this Section. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof in accordance with California Code of Civil Procedure sections 1285 and 1285.4, et seq.

6.4 Section 409A of the Code.

(a) Certain payments and benefits under this Severance Agreement are intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), while other payments hereunder may constitute “nonqualified deferred compensation” within the meaning of Section 409A, the payment of which is intended to comply with Section 409A, To the extent applicable, this Severance Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Severance Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Severance Agreement may be subject to Section 409A, the Company may, with the Executive’s prior written consent, adopt such amendments to this Severance Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Severance Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.

(b) Any reimbursement pursuant to the provisions of this Severance Agreement will be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Any reimbursement to be made or in-kind benefit to be provided pursuant to the provisions of this Severance Agreement is not subject to liquidation or exchange for another benefit.

(c) The Executive shall not receive any amounts set forth in Section 4.2(b) unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 409A.

(d) Nothing in this Severance Agreement shall create any obligation on the part of the Company or any of its affiliates to indemnify, reimburse, gross up, or otherwise compensate the Executive for any taxes, interest, penalties, costs, losses, damages, or expenses arising out of any violation of Section 409A or any corresponding provision of state, local, or foreign law.

(e) Each payment under this Severance Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(f) Notwithstanding anything to the contrary in this Severance Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4.2(b) hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Severance Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period, plus interest credited at the applicable federal rate in effect as of the date of termination of the Executive’s employment provided for in Section 7872(f)(2)(A) of the Code.

6.5 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a) If to the Company, to:

Air Lease Corporation

2000 Avenue of the Stars

Suite 1000N

Los Angeles, California 90067

Attention:   Carol H. Forsyte

       Executive Vice President, General Counsel,

       Corporate Secretary and Chief Compliance Officer

Telephone: (310) 553-0555

Facsimile: (310) 553-0999

with a copy (which shall not constitute notice) to:

Munger, Tolles & Olson, LLP

355 South Grand Avenue

35th Floor

Los Angeles, California 90071

Attention: Mark H. Kim

Telephone: (213) 683-9144

Fax: (213) 683-5144

(b) If to the Executive, to:

Steven F. Udvar-Házy

at the last known address provided to the Company

Telephone: (310) 205-0677

Facsimile: (310) 205-0569

Any such person may by notice given in accordance with this Section 6.5 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

6.6 Entire Agreement. This Severance Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

6.7 Waivers and Amendments. This Severance Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.8 GOVERNING LAW. THIS SEVERANCE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

6.9 Assignment. This Severance Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Severance Agreement and its rights hereunder; provided, that, the assignee of or successor to the Company assumes all of the Company’s obligations hereunder.

6.10 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

6.11 No Duty to Mitigate. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Severance Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

6.12 Binding Effect. This Severance Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.13 Counterparts. This Severance Agreement may he executed by the parties hereto in separate counterparts (including by facsimile or .pdf or .tif attachment to electronic mail), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.14 Survival. Notwithstanding anything contained in this Severance Agreement to the contrary, the provisions of Sections 3, 4, 5, and 6, shall survive termination of this Severance Agreement and any termination of the Executive’s employment hereunder.

6.15 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Severance Agreement or limit his ability to fulfill his responsibilities hereunder.

6.16 Headings. The headings in this Severance Agreement are for reference only and shall not affect the interpretation of this Severance Agreement.

6.17 Parachute Payments. If any payment or benefit the Executive would receive pursuant to this Severance Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, and (ii) but for this sentence, be subject to the excise tax set forth in Section 4999 of the Internal Revenue Code (“Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such Excise Tax will be the first benefit to be reduced. Notwithstanding the foregoing sentence, to the extent permitted by Code Sections 280G, 409A and 4999, the Executive may elect a different order of reduction. The Company shall appoint a nationally recognized accounting firm to make the determinations required under this Section 6.17 and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or the Executive) or such other time as requested by the Company or the Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Executive.

6.18 Terminations. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the date written below,

AIR LEASE CORPORATION

By: //s// Carol Forsyte
Name: Carol H. Forsyte
Title: Executive Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer
Dated: June 21, 2016

STEVEN F. UDVAR-HÁZY
//s// Steven F. Udvar-Házy
Dated: June 24, 2016

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Air Lease Corporation, a Delaware corporation (the “Company”), and, in such capacities, each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on the Company’s or a Releasee’s right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Nothing in this paragraph is intended to limit the undersigned’s participation in any proceeding brought by any federal, state or other governmental agency to the extent such participation is protected by law, Notwithstanding anything to the contrary in this Release, this Release shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4.2(b) of that certain Severance Agreement, dated as of July 1, 2016, between Air Lease Corporation and the undersigned (the “Severance Agreement”), which is applicable to the payments and benefits provided in exchange for this Release, (ii) to accrued or vested benefits (including, but not limited to equity awards) the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, or (iii) any rights the undersigned has to indemnification by the Company and to directors and officers liability insurance coverage.

THE UNDERSIGNED ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A) HE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B) HE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C) HE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that he has received payment by the Company of all compensation due as of the date of termination of his employment. The undersigned further represents and warrants that there has been no assignment or other transfer of any interest in any Claim which he may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge, or legal proceeding seeking equitable or monetary relief in connection with any aspect of his employment relationship with the Company or any other matter relating to the claims released by this Release, he will not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge, or legal proceeding.

The undersigned agrees that if he hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this ___ day of ___________, ____.

Schedule II1

Equity Awards

Grant Date	Type of Award	Number of RSUs Granted	Number of Unvested RSUs (as of the date hereof)	Scheduled Vesting Date	Plan	Award Notice
February 25, 2023	RSUs	21,470	7,300	7,300 RSUs: February 25, 2026	2014 Plan	Grant Notice for 2014 Plan RSUs - Time Based

February 25, 2023	RSUs	21,470	21,470	Upon Leadership Development and Compensation Committee (“LDCC”) certification after performance period ending 12/31/25	2014 Plan	Grant Notice for 2014 Plan RSUs - TSR

February 25, 2023	RSUs	42,941	42,941	Upon LDCC certification after performance period ending 12/31/25	2014 Plan	Grant Notice for 2014 Plan RSUs - Book Value

February 25, 2024	RSUs	22,861	15,317	7,544 RSUs: February 25, 2026 7,773 RSUs: February 25, 2027	2023 Plan	Grant Notice for 2023 Plan RSUs - Time-Based

February 25, 2024	RSUs	22,861	22,861	Upon LDCC certification after performance period ending 12/31/26	2023 Plan	Grant Notice for 2023 Plan RSUs - TSR

February 25, 2024	RSUs	45,721	45,721	Upon LDCC certification after performance period ending 12/31/26	2023 Plan	Grant Notice for 2023 Plan RSUs - Book Value

February 25, 2024	RSUs	79,440	79,440	February 26, 2026	2023 Plan	Grant Notice for 2023 Plan RSUs - Time-Based[2]

On or about March 13, 2025	RSUs	*[3]	*[3]	On or about March 13, 2027	2023 Plan	Grant Notice for 2023 Plan RSUs - Time-Based[4]

[1]	The information in this Schedule II is for illustrative purposes only. Nothing in this Schedule II modifies the terms of any equity award reflected herein.
[2]	Referred to in this Agreement as the “2024 Bonus RSUs” (RSUs granted in 2024 in settlement of Mr. Udvar-Házy’s annual bonus for performance year 2023).
[3]

Number of RSUs Granted will be an amount equal to $2,462,400 divided by the closing price of one share of the Company’s Class A common stock on the Grant Date, rounded to the nearest whole share. All such RSUs will be unvested as of the Grant Date.

[4]	Referred to in this Agreement as the “2025 Bonus RSUs” (RSUs granted in 2025 in settlement of Mr. Udvar-Házy’s annual bonus for performance year 2024).

Schedule III

Equity Awards

Form of Grant Notice and Standard Terms and Conditions for 2023 Equity Incentive Plan —

Mr. Steven F. Udvar-Házy Time-Based Restricted Stock Units (Bonus)

(Filed as Exhibit 10.248 to the Company’s 10-K for the fiscal year ended December 31, 2024:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001487712/000162828025005392/al-20241231.htm)